                                                                Exhibit 99(e)(7)

               SECOND AMENDMENT TO AMENDED AND RESTATED EXECUTIVE
                              EMPLOYMENT AGREEMENT

     THIS SECOND AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of this 31st day of March, 2000, by and among American National Can Company, a Delaware corporation, and American National Can Group, Inc., a Delaware corporation (collectively the "Company"), and Dennis R. Bankowski (the "Executive").

                                    RECITALS:

     A. The Company and the Executive are parties to an Amended and Restated Executive Employment Agreement, dated as of May 28, 1999 (the "Agreement").

     B. The parties have agreed to update the Agreement to reflect certain agreements relating to additional payments to be made to the Executive under the Management Incentive Plan and the retention program in connection with the proposed transactions among the Company, Rexam PLC, an English limited company ("Rexam") and Rexam Acquisition Subsidiary Inc. (the "Merger Sub") (the "Merger"), pursuant to the Agreement and Plan of Merger among Rexam, the Merger Sub and the Company, dated as of March 31, 2000 (the "Merger Agreement").

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1. AMENDMENT TO SECTION 3(b). Section 3(b)(i) is hereby amended by adding "(A)" after the subsection heading "(i)" and before the words "The Executive," by changing the reference to "subsection (b)(i)" in the last sentence of the newly renumbered subsection 3(b)(i)(A) to "subsection
     (b)(i)(A)," and by adding the following subsection (B) after the newly renumbered subsection 3(b)(i)(A) thereof:

     (B) Unless the Performance Conditions set forth below (the "Performance Conditions") are not satisfied during the period commencing on the date hereof and ending on the Closing Date (as defined in the Merger Agreement), the Executive shall be entitled to receive, in addition to the amounts set forth in Section 3(b)(i)(A) hereof, additional MIP awards in a lump-sum cash payment equal to the sum of (x) the aggregate amount payable under Section (3)(b)(i)(A) hereof without the discount referenced in the last sentence of Section 3(b)(i)(A) and (y) the amount equal to the MIP award payable at maximum level for the year 2000 pro-rated based on a fraction, the numerator of which shall be the number of days from January 1, 2000 until the Closing Date, and the denominator of which shall be 365 (the sum of (x) and (y) referred to herein as the "Additional MIP Awards"). For purposes of this Section 3(b)(i)(B), the Performance Conditions are: (I) regular consultation between the Executive and the Chief Executive Officer of the Company (the "CEO") (or his designee) on any matter which is likely to have a material and negative effect on the results of operations of the Company and the taking of any action agreed upon by the Executive and the CEO (or his designee) pursuant to such consultation with respect to such matter; and (II) the Executive having provided active, positive support to the process of Rexam acquiring and integrating the Company into Rexam's operations and administrative structures as reasonably directed by the CEO (or his designee), including but not limited to, supporting the acquisition internally and externally, exercising reasonable efforts under the circumstances to minimize attrition among key management of the Company, providing access to information and employees, in accordance with and subject to the limitations of Section 5.02 of the Merger Agreement, and using reasonable efforts under the circumstances to preserve relationships with customers and suppliers, in accordance with and subject to the limitations of Section 4.01(a) of the Merger Agreement, to the extent the Executive's duties as of the date hereof include contact with customers and suppliers. In the event that Rexam reasonably considers that the condition set forth in (II) above is not being or is unlikely to be met based upon performance to that time, Rexam will promptly advise the Executive in writing of such, and shall provide the Executive with a reasonable opportunity to remedy his performance and meet such Performance Conditions. Notwithstanding anything contained in this Agreement to the contrary, the Additional MIP Awards shall be payable upon the earlier to occur of the thirtieth day following the Closing Date and the date that the Executive is due to receive his first payment under Section 3 of this Agreement. For purposes of Sections 2(j) and 3(h) of this Agreement, and for purposes of all employee benefits provided by the Company (hereunder or otherwise) that are affected by the compensation or earnings of the Executive, the Additional MIP Awards shall be treated as includible compensation for purposes of such calculations and shall be deemed to have been paid over the Continuation Period as opposed to in a lump sum.

2. AMENDMENT TO SECTION 3(b). Section 3(b) is hereby further amended by adding the following subsection (iii) after subsection (ii) thereof:

     (iii) The Executive shall be entitled to receive the amount set forth beside the Executive's name on Exhibit A hereto (the "Retention Pool Payment"). The Retention Pool Payment shall be paid to the Executive in cash in a lump sum upon the earlier to occur of the thirtieth day following the Closing Date and the date that the Executive is due to receive his first payment under Section 3 of this Agreement; PROVIDED, HOWEVER, that, notwithstanding anything contained herein to the contrary, if the Executive's employment is not terminated under circumstances entitling him to receive payments under this Section 3, then the Executive shall receive the Retention Pool Payment at the time the Retention Pool Payments are otherwise payable pursuant to Schedule 5.08(d) of the Merger Agreement. For purposes of Sections 2(j) and 3(h) of this Agreement, and for purposes of all employee benefits provided by the Company (hereunder or otherwise) that are affected by the compensation or earnings of the Executive, the

     Retention Pool Payment shall not be treated as includible compensation for purposes of such calculations.

3. AMENDMENT: The provisions amended, modified or added pursuant to this Second Amendment may not be amended or modified without the express written consent of the parties hereto and of Rexam.

4. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 31st day of March, 2000.

                                   AMERICAN NATIONAL CAN COMPANY

                                   By:  /s/ Edward Lapekas
                                       -------------------------------
                                        Edward Lapekas
                                        Chairman and Chief Executive Officer

                                   AMERICAN NATIONAL CAN GROUP, INC.

                                   By:  /s/ Edward Lapekas
                                       -------------------------------
                                        Edward Lapekas
                                        Chairman and Chief Executive Officer

                                   EXECUTIVE

                                   By:  /s/ Dennis R. Bankowski
                                       -------------------------------
                                        Dennis R. Bankowski


Solely as guarantor of the Company's
obligations and as beneficiary of the
amendment provisions in Section 3
hereof.

REXAM PLC



By: /s/ Rolf Borjesson
-------------------------------